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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Shore Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHORE FINANCIAL CORPORATION

Stock Symbol “SHBK”

March 20, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Shore Financial Corporation. The meeting will be held on Tuesday, April 17, 2007 at 2:00 p.m. at the Shore Financial Corporation corporate headquarters building at 25020 Shore Parkway in Onley, Virginia.

The primary business of the meeting will be electing directors of Shore Financial Corporation to serve for a three-year term. We also will report to you on the condition and performance of Shore Financial and Shore Bank, and you will have ample opportunity to question management on matters that affect the interests of all shareholders.

We hope you will be with us on April 17th for the meeting. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided.

We sincerely appreciate your support and look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Scott C. Harvard
Scott C. Harvard
President and Chief Executive Officer

P.O. Box 920 • Onley, Virginia 23418 • 757-787-1335 • www.shorebank.com

SHORE FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 17, 2007

The Annual Meeting of Shareholders of Shore Financial Corporation will be held on Tuesday, April 17, 2007 at 2:00 p.m. at the Shore Financial Corporation corporate headquarters building at 25020 Shore Parkway, in Onley, Virginia, for the following purposes:

1.	To elect two (2) directors to serve for a three-year term; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 16, 2007, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ Steven M. Belote
Steven M. Belote
Corporate Secretary

Onley, Virginia

March 20, 2007

Please promptly complete, sign, date and return the enclosed proxy whether or not you plan to attend the Annual Meeting. If you attend the meeting in person, you may, if you desire, withdraw your proxy and vote your own shares.

SHORE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 17, 2007

GENERAL

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Shore Financial Corporation (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Tuesday, April 17, 2007, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date of this Proxy Statement and accompanying proxy is March 20, 2007.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights of Shareholders

Only shareholders of record at the close of business on February 16, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on February 16, 2007, 2,497,471 shares of the Company’s common stock, par value $0.275 per share, were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person or by telephone, or special letter by officers and employees of the Company or its wholly owned subsidiary, Shore Bank (the “Bank”), acting without compensation other than regular compensation.

ELECTION OF DIRECTORS

(Proposal One)

Directors

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes (I, II and III) which are as nearly equal in number as possible. The term of office for Class I directors will expire at the Annual Meeting. The two persons named immediately below, each of whom currently serves as a director of the Company, will be nominated to serve as Class I directors. If elected, the two nominees will serve until the Annual Meeting of Shareholders held in 2010. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason any of the persons named as nominees below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate.

The Board is comprised of seven directors, of which six qualify as “independent directors” under Nasdaq rules (“Independent Directors”) and are indicated as such in the table below. There are no family relationships among any of the directors or between any director and any executive officer of the Company or the Bank. No director of the Company serves as a director of any other publicly-held company. Mr. Harvard serves as Chairman of the Board of the Federal Home Loan Bank of Atlanta.

The tables below present information concerning the nominees for director of the Company and each director whose term continues, including their tenure as a director of the Bank.

The Board of Directors recommends the nominees, as set forth below, for re-election to the Board. The Board of Directors recommends that shareholders vote FOR the nominees. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors of the Company.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years

Class I (Nominees):

Terrell E. Boothe (63) Independent Director	1985	Retired Owner and President, Terrell E. Boothe, Inc., an insurance agency located in Chincoteague, Virginia.

The Honorable D. Page Elmore (67) Independent Director	1995	Representative, Maryland House of Delegates; Retired President, James H. Hartman & Sons, Inc., a trucking company headquartered in Pocomoke, Maryland; retired President, Shore Disposal, Painter, Virginia.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years

Class II (Directors serving until the 2008 Annual Meeting):

Dr. Lloyd J. Kellam, III (52) Independent Director	1992	Physician, Eastern Shore Physicians and Surgeons, Nassawadox, Virginia.

Henry P. Custis, Jr. (61) Independent Director	1987	Chairman of the Board of the Company and the Bank; Partner, Custis, Lewis & Dix, a law firm located in Accomac, Virginia.

L. Dixon Leatherbury (57) Independent Director	1981	President and General Manager, Leatherbury Equipment Co., Cheriton, Virginia; President, Wakefield Equipment Co., Wakefield, Virginia.

Class III (Directors serving until the 2009 Annual Meeting):

Scott C. Harvard (52)	1985	President and Chief Executive Officer of the Company and the Bank.

Richard F. Hall, III (53) Independent Director	1997	Owner, Loblolly Farms, Accomac, Virginia; Owner, Seaside Produce, Accomac, Virginia.

(1)	Includes service as a director of the Bank.

Board of Directors and Committees

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the directors’ duties and to attend all regularly scheduled Board, committee and shareholders meetings. There were 13 meetings of the Board of Directors of the Company in 2006. All incumbent directors, except Mr. Elmore, attended at least 75% of the aggregate total number of meetings of the Board of Directors and its committees on which such director served in 2006.

The Boards of Directors of the Company and the Bank have established various committees, including Loan, Audit, Asset/Liability Management, Investment, Corporate Governance and Compensation.

Loan Committee. The Loan Committee considers new loan applications that are in excess of individual officer limits and monitors (with management) the Bank’s loan portfolio. The Loan Committee consists of two directors, one of which is usually the President, with the directors rotating their service on this committee on a monthly basis. The Loan Committee met 18 times in 2006.

Audit Committee. The Audit Committee is comprised of Messrs. Leatherbury (Chairman), Kellam and Boothe. Mr. Leatherbury has been designated by the Board of Directors as the “audit committee financial expert” under Securities and Exchange Commission (“SEC”) rules. The committee has the sole authority and direct responsibility for the appointment, compensation, retention and oversight of the work of the public accounting firm engaged for the purpose of preparing or issuing an audit report or related services. The accounting firm engaged by the committee must report directly to the committee. The committee also reviews the reports of examination by the regulatory agencies, the independent accountants and the internal auditor, and issues its report to the full Board. A copy of the committee’s charter is located on the Company’s website (www.shorebank.com). The Audit Committee met four times during 2006.

Asset/Liability Management Committee. The Asset/Liability Management Committee is comprised of Messrs. Hall (Chairman) and Elmore. The committee’s primary purpose is profit management. The committee establishes policies and procedures for asset/liability management in an effort to manage and control the Bank’s interest rate risk and to provide adequate earnings in all plausible future interest rate environments. The committee also manages the Bank’s balance sheet and its related liquidity position and earnings stream. The committee meets with management and an outside consultant on a quarterly basis and reports it conclusions to the full Board. The Asset/Liability Management Committee met four times during 2006.

Investment Committee. The Investment Committee is comprised of Messrs. Hall (Chairman) and Elmore. The committee’s primary purpose is to establish and review a framework within which the Company and the Bank may maximize earnings potential by acquiring assets (other than direct loans) within prudent guidelines. The committee reviews the investment portfolio to determine if it meets the Company’s and Bank’s overall asset/liability management objectives and considers certain investment opportunities as they arise. The Investment Committee met one time during 2006.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Messrs. Elmore (Chairman), Leatherbury and Kellam. The purpose of the Governance Committee is to advise and assist the Board in developing and maintaining best practices with respect to corporate governance. In doing so, the committee makes recommendations to the Board regarding director education and governance practices. The Corporate Governance Committee met one time during 2006.

Compensation Committee. The Compensation Committee is comprised of Messrs. Boothe (Chairman), Hall and Custis. The Compensation Committee is responsible for conducting annual reviews concerning the performance and compensation of the Company’s senior executive officers, including the President and Chief Executive Officer, and also reviews and sets general guidelines for compensation of all employees. The Compensation Committee’s recommendations are reviewed and approved by the Company’s Independent Directors. The Compensation Committee met once during 2006.

Nomination Procedures

During 2006, the Company did not have a nominating committee. The Company’s Independent Directors serve in that capacity as provided for in the Company’s bylaws. The Board of Directors does not believe that it is necessary to have a nominating committee because it believes that the functions of a nominating committee can be adequately performed by its independent members. In their capacity as the nominating committee, the independent members of the Board of Directors will accept for consideration shareholders’ nominations for directors if made in writing in accordance with the Company’s bylaws. The Company does not have a charter with respect to its director nominations process.

The Company’s bylaws state that subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise that may be desired in order to complement the qualifications that already exist among the Board. Among the factors that the directors consider when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment and strategic vision. Other considerations would be their knowledge of issues affecting the business, their leadership experience and their time available for meetings and consultation on Company matters. The Independent Directors seek a diverse group of candidates who possess the background skills and expertise to make a significant contribution to the Board, the Company and its shareholders.

The above procedures are in addition to the procedures regarding inclusion of shareholder proposals in proxy materials set forth in “Shareholder Proposals” in this Proxy Statement.

Shareholder Communications to the Board

Shareholders and other parties interested in communicating directly with a director of the Company or the entire Board may do so by writing to that director, c/o Steven M. Belote, Vice President and Corporate Secretary, Shore Financial Corporation, P.O. Box 920, Onley, Virginia 23418.

Corporate Governance

The Company has a Code of Professional Conduct for Finance Executives that is applicable to all directors and senior executive officers, including the principal executive officer and principal financial officer (who is also the principal accounting officer). The Code of Professional Conduct for Finance Executives is available on the Company’s website under Shore Financial Corporation/Corporate Governance (www.shorebank.com). The Company intends to post amendments to or waivers, if any, from its Code of Professional Conduct for Finance Executives at this location on its website.

Corporate Governance documents located on the Company’s website include the following:

☐	Audit Committee Charter

☐	Code of Conduct for Employees and Directors

☐	Code of Ethical Conduct for Financial Executives

☐	Corporate Governance Committee Charter

☐	Whistleblower Policy

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Shore Financial Corporation provides assistance to senior management and the Board in fulfilling their responsibility to the Company and its shareholders relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee also ensures that management has established and is currently maintaining an adequate system of internal control and compliance with applicable laws, regulations, and policy. The committee is composed of three directors, all of which are independent directors pursuant to Nasdaq listing standards and are free of any relationship that, in the opinion of the Board of Directors of the Company, would interfere with their exercise of independent judgment as a committee member.

During 2006, the Audit Committee met four times with internal and independent auditors and the committee Chair, as representative of the entire committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the independent auditors prior to the public release of earnings information. In addition, the committee obtained from the independent auditors a formal written statement discussing any disclosed relationship or service which may impact the objectivity and independence of the independent auditors, as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The committee also discussed with the independent auditors all communications required by generally accepted auditing standards, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”.

The Audit Committee is also responsible for pre-approving services provided by the Company’s independent auditors, Goodman & Company L.L.P (“Goodman”). During 2006, the committee reviewed and approved the engagement letter provided by Goodman that detailed the specific services they performed during the year.

The Audit Committee also monitored the internal audit functions of the Company. For 2006, the Company developed an in-house internal audit program, which resulted in the hiring of a full-time internal auditor. The Audit Committee’s assessment of the Company’s internal audit function included the independence and authority of its reporting obligation, the proposed audit plans for the coming year, and the adequacy of management response to internal audit findings and recommendations.

The Audit Committee reviewed the audited financial statements of the Company for the year ended December 31, 2006 with the independent auditors and management. Based upon the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The committee also recommended the reappointment of the independent auditors.

L. Dixon Leatherbury, Audit Committee Chairman

Lloyd J. Kellam, III, Audit Committee Member

Terrell E. Boothe, Audit Committee Member

INDEPENDENT AUDITOR FEES

The following table shows the fees billed for the audit and other services provided by Goodman for the fiscal years ended December 31, 2006 and 2005.

	2005	2006
Audit Fees (1)	$34,000	$38,350
Audit-related Fees	—	—
Tax Fees (2)	9,900	3,800
All Other Fees	—	—

Total	$43,900	$42,150

(1)	Audit Fees: Audit fees represent professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years.

(2)	Tax Fees: Tax fees consisted of tax return preparation and other tax related services rendered.

The Audit Committee pre-approves all audit, audit related, and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 16, 2007, certain information as to the common stock beneficially owned by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock, (ii) the directors of the Company, (iii) each executive officer named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Richard F. Hall, Jr.
P. O. Box 6
Accomac, Virginia 23301	237,600	(2)	9.5%

Directors and Named Executive Officers:

Terrell E. Boothe	25,038	(2)	1.0%
Henry P. Custis, Jr.	180,000	(3)	7.2%
D. Page Elmore	18,542		*
Richard F. Hall, III	58,642	(2)	2.3%
Scott C. Harvard	96,928	(2)(4)	3.8%
Dr. Lloyd J. Kellam, III	8,843	(2)	*
L. Dixon Leatherbury	47,448		1.9%
J. Anderson Duer, Jr.	21,684	(4)	*
Steven M. Belote	23,028	(4)	*
All directors and executive officers As a group (12 persons)	497,289	(2)(5)	19.1%

*	Represents less than 1% of Company common stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Includes shares held by affiliated corporations, close relatives and minor children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Hall Jr., 86,400 shares; Mr. Boothe, 247 shares; Mr. Hall III, 14,736 shares; Mr. Harvard, 4,328 shares; Dr. Kellam, 91 shares.

(3)	Mr. Custis’s address is c/o Custis, Lewis & Dix, P.O. Box 577, Accomac, Virginia 23301.

(4)	Includes 61,441, 12,000 and 15,840 shares that may be acquired by Messrs. Harvard, Duer and Belote, respectively, pursuant to currently exercisable options granted under the Company’s 1992 Stock Option Plan and 2001 Stock Incentive Plan.

(5)	Includes 106,417 shares that may be acquired by executive officers pursuant to currently exercisable options granted under the Company’s 1992 Stock Option Plan and 2001 Stock Incentive Plan.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of executive officers. The Compensation Committee sets the performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon their evaluation. In evaluating executive compensation, the Compensation Committee may review salary surveys, retain the services of compensation consultants and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives based on its judgment. The committee also reviews director compensation and administers the Company’s stock incentive plan. All decisions with respect to executive and director compensation and the stock incentive plan are approved by the Compensation Committee and recommended to the full Board of Directors.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (the “CD&A) for the year ended December 31, 2006 with management. In reliance on these reviews and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the CD&A be included in this Proxy Statement for filing with the SEC.

By the Compensation Committee of the Board of Directors

Terrell E. Boothe, Chairman

Henry P. Custis, Jr.

Richard F. Hall, III

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Total compensation is intended to reward performance, retain excellent employees, keep employees focused on the goals of the Company and be competitive in the marketplace. Executive compensation is designed to:

•	Reward executives for the enhancement of shareholder value.

•	Support an environment that rewards performance with respect to Company goals.

•	Attract and retain key executives critical to the long term success of the Company.

•	Integrate compensation programs with the short and long term strategic plans of the Company.

•	Align the interests of the executives with the long term interests of the shareholders.

The compensation programs of the Company for its executive officers are generally administered at the direction of the Compensation Committee and reviewed annually.

Compensation Overview

Elements of compensation for the executive officers include: base salary, a cash bonus incentive compensation plan, stock incentive awards, 401(k) plan, health, disability, life insurance and perquisites. The Compensation Committee generally determines base salaries for our executives during February of each year with any changes being effective in March of that same year. During this time, the committee also approves and adopts the new Executive Incentive Compensation Plan (“EICP”) for the year and typically considers stock awards to the executive officers and other eligible employees.

In determining executive compensation, the Compensation Committee reviews all elements of each executive officer’s total compensation and considers both objective and subjective criteria. With respect to the objective portion of the performance evaluation, the committee specifically considers certain financial performance measures of the Company which may include, but are not limited to, net income and return on equity. Additionally, the Compensation Committee reviews the results of the Virginia Bankers Association’s annual compensation survey, comparing executive compensation with other similarly-sized banking companies across the Commonwealth of Virginia, the compensation of other executives from comparable public banking companies available through public filings, the performance of the Company’s stock and the shareholders’ return. As to the subjective component, the Compensation Committee considers the executive’s level of responsibility and performance and the individual’s contribution in achieving the Company’s long-term mission. Additionally, the Compensation Committee considers input from the President and Chief Executive Officer (“CEO”) with respect to executive officers that report to him and makes appropriate recommendations to the Board of Directors. In determining the President and CEO’s compensation, the committee uses the same objective and subjective measures previously discussed and their subjective assessment of the President and CEO’s contributions to the overall success of the Company.

During 2006, the only executive officers of the Company who earned annual compensation in excess of $100,000 were Scott C. Harvard, the President and CEO, J. Anderson Duer, Jr., Senior Vice President/Lending (Bank) and Steven M. Belote, Vice President and Chief Financial Officer (the “named executive officers”). The following table provides information on the total compensation paid or accrued during the years indicated below to the named executive officers. The Company did not issue any stock awards during the year presented and the Company does not have a pension plan or a deferred compensation plan for its executive officers. Consequently, these items are eliminated from the table.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Option Awards	Non-Equity (Cash Bonus) Incentive Plan Compensation (1)	All Other Compensation (2)	Total Compensation
		Salary	Bonus
Scott C. Harvard President and Chief Executive Officer	2006	$167,500	$-0-	$-0-	$56,950	$31,893	$256,343
J. Anderson Duer, Jr. Senior Vice President/ Lending	2006	$98,000	$-0-	$-0-	$5,292	$9,816	$113,108
Steven M. Belote Senior Vice President and Chief Financial Officer	2006	$104,000	$-0-	$-0-	$5,616	$9,611	$119,227

(1)	Consists of cash bonus amounts earned from the Company’s Executive Incentive Compensation Plan.

(2)	Amounts shown include: (i) amounts accrued on behalf of each officer under the Company’s 401(k) Plan; and (ii) the dollar value of life insurance premiums paid on behalf of each officer.

Base Salary

The Compensation Committee determines the base salary of executive officers based on what it considers necessary or appropriate to attract the level of competence needed for the position. The committee reviews base salary levels annually, focusing on individual performance from prior years, current industry conditions and current market considerations to ensure that base salary levels for the Company’s executive officers are competitive within a range that the committee considers to be reasonable and necessary. The committee also reviews the Virginia Bankers Association’s Annual Salary Survey and the compensation of other executives from comparable public banking companies available through public filings in determining the base salaries for the Company’s executive officers.

Executive Incentive Compensation Plan

The Company provides incentive compensation to its executive officers in the form of annual cash bonuses relating to shorter term financial and operational achievements during the year through the Company’s EICP. It is the committee’s general philosophy that management be rewarded for their performance as a team and, when considered appropriate, individually in the attainment of these goals. Accordingly, the EICP is designed to focus management on the Company’s overall corporate goals as well as various individual goals that the executive is in a position to impact directly. Although an executive officer may be eligible to receive an award under the plan, the granting of the awards to any individual or the officers as a group is entirely at the discretion of the committee.

During the year ended December 31, 2006, the committee designed the EICP around the Company achieving its overall corporate financial goals. The committee measured five financial goals in 2006 and weighted their impact with respect to the bonus awards based on what the committee considered commensurate with the Company’s goals. These goals consisted of certain targets regarding net income, return on equity, noninterest income, net interest margin and efficiency ratio. Each executive had the opportunity to earn payout percentages ranging from 20% to 60% of base compensation for the President and CEO and from 3% to 12% of base compensation for the other named executive officers. Based on the financial results for 2006, Mr. Harvard received a cash bonus payout equal to 34% of his base compensation and Messrs. Duer and Belote each received a cash bonus payout equal to 5.4% of their base compensation.

Long Term Incentive Program - Stock Incentive Plan

The Company also provides long term incentive compensation to its executive officers and key employees under its 2001 Stock Incentive Plan (the “2001 plan”). The 2001 plan provides for incentive stock options, non-qualified stock options and restricted stock awards. The Compensation Committee administers the 2001 plan and determines on what basis the options and shares are to be awarded. The committee’s philosophy on the long term incentive awards program is that it should:

•	Be designed to align the interest of executives with the long term interest of the shareholders.

•	Reward long term performance.

•	Help retain executives through business plan cycles where short term compensation may be reduced due to longer term strategic goals.

Stock Incentive Plan

The Company currently has one stock incentive plan for employees in effect – the 2001 Stock Incentive Plan. The 1992 Stock Option Plan has expired, but certain options deemed earned are still exercisable. The 2001 plan is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward employees for outstanding performance and the attainment of targeted goals. The 2001 plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (“incentive stock options”), as well as non-qualified stock options and restricted stock awards. The 2001 plan is administered by the Compensation Committee, each member of which is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. Unless sooner terminated, the 2001 plan is in effect for a period of ten years from the date of adoption by the Board of Directors.

Under the 2001 plan, the committee determines which executive officers will be granted options, whether such options will be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of a stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted.

Stock options shall become vested and exercisable in the manner specified by the committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests. Stock options are nontransferable except by will or the laws of descent and distribution. Non-qualified stock options may be transferred to immediate family members or a family trust.

The committee also determines which executive officers will be awarded restricted stock and the number of shares to be awarded. The compensation value the committee places on the restricted stock at the time of an award is at least equal to the fair market value of the Company’s common stock on the date of the stock award. No shares of restricted stock have been awarded under the 2001 plan.

Stock Option Awards

The Compensation Committee typically determines stock option awards for its executive officers at the same time it is considering all executive performance and compensation. However, the committee may consider these grants at other times during the year if they consider it necessary. When the Compensation Committee decides to grant stock options they generally award them to all employees, including executive officers, on the same date as determined by the committee.

During 2006, the committee began reevaluating the Company’s long term incentive program to determine if it provides the best cost/benefit result to the Company, especially with the change in accounting rules governing awards under the Company’s stock incentive plan. Accordingly, the Company did not grant stock options to its named executive officers during 2006. Consequently, the Grants of Plan-Based Awards table has not been presented. The following table provides information concerning stock options outstanding to the named executive officers at December 31, 2006. The Company did not have any outstanding restricted stock awards at December 31, 2006 and, therefore, did not include items related to stock awards in the table below.

Outstanding Equity Awards at Year-End

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price per Share (1)		Option Expiration Date
Scott C. Harvard	11,520 11,520 11,241 7,406 6,097 13,657	-0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0-	$ $ $ $ $ $	5.56 6.68 8.89 13.50 16.40 14.57	5/31/2011 3/01/2012 3/01/2013 3/01/2014 3/01/2015 4/12/2015
J. Anderson Duer, Jr.	1,440 2,880 1,440 1,440 2,400 2,400	-0- -0- -0- -0- -0- -0-	-0- -0- -0- -0- -0- -0-	$ $ $ $ $ $	5.73 5.56 6.68 8.89 13.50 16.40	8/15/2007 5/31/2011 3/01/2012 3/01/2013 3/01/2014 3/01/2015
Steven M. Belote	2,880 2,880 2,880 3,600 3,600	-0- -0- -0- -0- -0-	-0- -0- -0- -0- -0-	$ $ $ $ $	5.56 6.68 8.89 13.50 16.40	5/31/2011 3/01/2012 3/01/2013 3/01/2014 3/01/2015

(1)	The exercise price is based on the market value of a share of common stock at the time the option was granted.

Options Exercised and Stock Vested

During the year ended December 31, 2006, none of the named executive officers exercised stock options or had stock awards vest. Accordingly, the Option Exercises and Stock Vested table has not been presented.

General Benefits

The Company provides a range of employee benefits that cover life, health and disability insurance, vacation and personal leave, as well as 401(k) retirement and other plans. Management reviews employee benefits annually to determine their effectiveness in providing total compensation packages that are competitive in the marketplace. Management will recommend changes to the Compensation Committee as deemed necessary and the committee will make changes as considered appropriate based on its underlying benefit philosophy. The committee’s philosophy regarding the Company’s benefits is that they should:

•	Provide protection to employees so that the employees are not distracted and can focus on work.

•	Match competitive forms of benefits in the market.

•	Encourage retention of productive employees while avoiding entitlements.

•	Provide a vehicle to encourage retirement planning for employees.

401(k) Profit Sharing Plan

The Company maintains a 401(k) profit sharing plan (the “401(k) plan”). The 401(k) plan is designed to promote the future economic welfare of the Company’s employees and to encourage employee savings. Employee deferrals of salary and employer contributions made under the 401(k) plan, together with the income thereon, are accumulated in individual accounts maintained in trust on behalf of the employee participants and are made available to the employee participants upon retirement and under certain other circumstances as provided in the 401(k) plan. Employee deferrals of salary and employer contributions made under the 401(k) plan are made on a tax-deferred basis.

A full-time employee of the Company becomes eligible to participate in the 401(k) plan on their three month anniversary date of employment. Participants may elect to defer amounts between 2-15% of their annual compensation to the 401(k) plan, subject to certain limits imposed by law. The Company makes matching contributions equal to 100% of the first 3% of compensation deferred and 50% of the next 3%. The Company may also make discretionary profit sharing contributions, allocated to eligible employees on the basis of relative compensation, or “qualified nonelective contributions” allocated on the basis of relative compensation but only to eligible non-highly compensated employees. During 2006, the Company contributed $227,900 to the 401(k) plan, $15,700, $9,300 and $9,000 of which was for the benefit of Messrs. Harvard, Duer and Belote, respectively.

Employment Contracts, Termination and Change in Control Arrangements

In its quest to attract and retain key executives critical to the long term success of the Company, the committee will enter into employment contracts, termination and change in control agreements with executives that are considered vital to carrying out the Company’s mission. These arrangements are commonplace in the financial services industry for executive officers.

On December 14, 1999, the Company and Mr. Harvard entered into an employment agreement regarding his services to the Company. The agreement had a three year initial term, and on December 31 of each year automatically renews for successive two-year terms, unless the Company elects not to extend the term of the agreement. The employment agreement provides for an annual base salary of $120,000, which is adjustable annually at the discretion of the Board, and annual cash bonuses in such amounts as determined by the Board. The Company may terminate Mr. Harvard’s employment at any time, but any termination by the Company other than “termination for cause” (as defined in the agreement) will not effect Mr. Harvard’s right to receive compensation or other benefits pursuant to the terms of the agreement. If Mr. Harvard is terminated for cause during the term of agreement, he will have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Harvard is terminated without cause, he shall receive his salary and certain benefits for a period of twelve months from the date of such termination. The employment agreement will terminate in the event that there is a change in control of the Company, at which time the change in control agreement described below between the Company and Mr. Harvard will become effective and any termination benefits will be determined and paid solely pursuant to the change in control agreement.

The Company also has an agreement with Mr. Harvard that becomes effective upon a change in control of the Company. Under the terms of this agreement, the Company or its successor agrees to continue Mr. Harvard in its employ for a term of three years after the date of a change in control. During the contract term, Mr. Harvard will retain commensurate authority and responsibilities and compensation benefits. He will receive a base salary at least equal to the immediate prior year, a bonus at least equal to the highest annual bonus paid for the two years before the change in control and would be eligible to participate in the most favorable incentive, savings, retirement, welfare benefits, fringe benefits and vacation plans and programs generally applicable to peer executives in the Company and its affiliates. If Mr. Harvard’s employment is terminated during the three years other than for cause or disability as defined in the agreement, or if he should terminate employment because a material term of the contract is breached by the Company, he will be entitled to a lump sum payment, in cash, within thirty days after the date of termination. This lump sum will be equal to 2.99 times the sum of Mr. Harvard’s base salary, annual bonus and equivalent benefits.

On March 1, 2000, the Company and Mr. Duer entered into an employment agreement regarding his services to the Company. The agreement had a one year initial term, and on March 1 of each year automatically renews for a one year term, unless the Company elects not to extend the term of the agreement. The employment agreement provides for an annual base salary of $68,500, which is adjustable annually at the discretion of the Board, and other benefits as defined by the agreement. The Company may terminate Mr. Duer’s employment at any time, but any termination by the Company other than “termination for cause” (as defined in the agreement) will not effect Mr. Duer’s right to receive compensation or other benefits pursuant to the terms of the agreement. If Mr. Duer is terminated for cause during the term of agreement, he will have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Duer is terminated without cause, including termination following a change in control of the Company, or if he resigns after a change in control pursuant to the terms of his agreement, he shall receive his salary and certain benefits for a period of six months from the date of such termination.

On March 1, 2000, the Company and Mr. Belote entered into an employment agreement regarding his services to the Company. The agreement had a one year initial term, and on March 1 of each year automatically renews for a one year term, unless the Company elects not to extend the term of the agreement. The employment agreement provides for an annual base salary of $65,000, which is adjustable annually at the discretion of the Board, and other benefits as defined by the agreement. The Company may terminate Mr. Belote’s employment at any time, but any termination by the Company other than “termination for cause” (as defined in the agreement) will not effect Mr. Belote’s right to receive compensation or other benefits pursuant to the terms of the agreement. If Mr. Belote is terminated for cause during the term of agreement, he will have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Belote is terminated without cause, including termination following a change in control of the Company, or if he resigns after a change in control pursuant to the terms of his agreement, he shall receive his salary and certain benefits for a period of six months from the date of such termination.

The following table summarizes potential payments under the employment, termination and change in control agreements as if the events that trigger such payments occurred on December 31, 2006.

Potential Payments Upon Disability, Death, Termination or Change in Control

Name	Type of Payment	Disability Payments (1)	Payments Upon Death (2)	Payments Upon Termination Without Cause	Payments Upon Termination Without Cause or Good Reason After a Change-in- Control Occurs
Scott C. Harvard	Base Salary	$83,750	-0-	$167,500	$500,825
	Bonus	28,475	$56,950	56,950	172,224
	Health and Welfare Benefits	-0-	-0-	22,093	61,455
	Excise Tax Gross Up Payment	-0-	-0-	-0-	31,700
J. Anderson Duer, Jr.	Base Salary	$49,000	-0-	$49,000	$49,000
	Bonus	2,646	$5,292	2,646	2,646
	Health and Welfare Benefits	-0-	-0-	3,106	3,106
	Excise Tax Gross Up Payment	-0-	-0-	-0-	-0-
Steven M. Belote	Base Salary	$52,000	-0-	$52,000	$52,000
	Bonus	2,808	$5,616	2,808	2,808
	Health and Welfare Benefits	-0-	-0-	2,996	2,996
	Excise Tax Gross Up Payment	-0-	-0-	-0-	-0-

(1)	Calculated based on executive’s base salary and 2006 bonuses due as of December 31, 2006.

(2)	Calculated as if executive’s death occurred on December 31, 2006 which results in all 2006 bonuses being due to executive’s estate.

Compensation of Directors

The Compensation Committee determines the compensation of the Board of Directors of the Company. The committee reviews director compensation of peer companies in surveys provided by the Virginia Bankers Association and director compensation from comparable public banking companies available through public filings.

Each member of the Board of Directors of the Company receives an annual retainer of $8,000 regardless of whether he attends meetings of the Board plus $400 for each meeting attended, except for Henry P. Custis, Jr., who receives an annual retainer of $16,000 as Chairman of the Board of the Company plus the $400 attendance fee, and Mr. Harvard, who is not compensated for his service as director. In addition, each director, excluding Mr. Harvard, is paid $250 for each Company or Bank committee meeting attended. The chair of the Investment, Asset/Liability Management and Compensation committees is paid $500 per meeting attended, and the chair of the Audit committee is compensated $700 per meeting, with other audit committee members receiving $350 per meeting attended. The following table sets forth all of the director compensation for 2006.

Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Henry P. Custis, Jr	$22,100	-0-	$22,100
Terrell E, Boothe (1)	$14,850	-0-	$14,850
Richard F. Hall, III	$15,200	-0-	$15,200
L. Dixon Leatherbury	$16,350	-0-	$16,350
Dr. Lloyd J. Kellam, III (1)	$16,100	-0-	$16,100
D. Page Elmore	$12,950	-0-	$12,950
Scott C. Harvard	-0-	-0-	-0-

(1)	Messrs. Boothe and Kellam have elected to defer the director fees earned for the Company into the Virginia Bankers Association’s non-qualified deferred compensation plan.

Compensation Committee Interlocks and Insider Participation

During 2006 and up to the present time, there were transactions between the Company’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Company’s Board, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of the Company or its subsidiaries. None of the executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, directors and executive officers of the Company are required to file reports with the Securities Exchange Commission indicating their holdings of and transactions in the Company’s equity securities. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, insiders of the Company complied with all filing requirements during the fiscal year ended December 31, 2006.

CERTAIN TRANSACTIONS

Certain directors and executive officers of the Company and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. In the ordinary course of business, the Bank makes loans available to such parties which are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, except that the Bank reduces the interest rate by one percentage point on primary residential mortgage loans made to full-time employees. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

The Bank has a lease agreement with Richard F. Hall, Jr., the former Chairman of the Bank and the father of Richard F. Hall, III, a director, with respect to the real property on which a branch office is located. The initial term of the lease began in 1987 for a twelve year period with four five-year renewals. Each renewal will be at the option of the Bank and the renewal leases will be based on the previous lease rate after being adjusted for changes in the consumer price index. The current lease payment is $2,000 per month.

The Bank’s subsidiary, Shore Investments Inc., has a lease agreement with Accawmacke Associates, a general partnership of which the Company’s Chairman, Henry P. Custis, Jr., is a partner, with respect to the real property on which an investment brokerage office is located. The initial term of the lease began in 2005 for a five year period with two five-year renewals at the option of Shore Investments. The current lease payment is $1,000 per month.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of shareholders of the Company, which is scheduled to be held in April 2008, must be received by the Company’s Corporate Secretary, Steven M. Belote, Shore Financial Corporation, P. O. Box 920, 25020 Shore Parkway, Onley, Virginia 23418, on or before November 21, 2007. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article I, Section 8 of the Company’s bylaws, which provides that business at an annual meeting of shareholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company not later than 90 days in advance of the annual meeting. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for 2006, excluding exhibits, filed with the SEC on or before March 31, 2007, can be obtained without charge by writing to Steven M. Belote, Vice President, Corporate Secretary and Chief Financial Officer, Shore Financial Corporation, P.O. Box 920, 25020 Shore Parkway, Onley, Virginia 23418.

PROXY

SHORE FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Henry P. Custis, Jr. and L. Dixon Leatherbury, jointly and severally, proxies, with full power to act alone and with full power of substitution, to represent the undersigned and vote all shares of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of Shore Financial Corporation to be held on Tuesday, April 17, 2007 at 2:00 p.m. at Shore Financial Corporation headquarters at 25020 Shore Parkway in Onley, Virginia, or any adjournment thereof, on each of the following matters:

1.	To elect two Class III directors to serve until the Annual Meeting of Shareholders in 2010.

☐	FOR all Nominees listed below	☐	WITHHOLD AUTHORITY TO VOTE FOR THOSE INDICATED BELOW

Terrell E. Boothe	D. Page Elmore

NOTE: You may line through the name of any individual nominee for whom you wish to withhold your vote.

2.	The transaction of any other business which may properly come before the meeting. Management at present knows of no other business to be presented at the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each proposal.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one fiduciary, all should sign. All joint owners MUST sign.

Date: , 2007

Signature

Signature if held jointly